Purchase Order

Lunar Design, Inc. ("**LUNAR**") has made a proposal to Novint Technologies, Inc. ("**Novint**") relating to the design of a haptics FM device (the "**Proposal**"), a copy of which Proposal is attached hereto.

Novint by this Purchase Order engages LUNAR according to the terms of the Proposal, subject to the modifications and additions herein.

In the Proposal, the section titled "Cost Estimate Basis," the following provision is added:
Amounts due to Lunar shall be determined in accordance with generally accepted accounting principles ("GAAP"). Lunar shall keep records adequate to confirm compliance with GAAP and verification of amounts due to Novint, at all times during LUNAR's work hereunder and for at least 12 months thereafter. Novint shall have to right audit such records during normal business hours.

In the Proposal, the section titled "Cost Estimate Basis," the provision related to out-of-pocket expenses is modified according to the following:
Notwithstanding language in the Proposal to the contrary, out-of-pocket expenses will be billed at cost plus 10% for administration, except that out-of-pocket expenses for subcontractor work will be billed at cost plus 20%. LUNAR shall inform Novint before engaging any subcontractor, and provide Novint the opportunity, but not the obligation, to directly engage the subcontractor on the same terms as would be granted LUNAR, with Novint assuming the administration of the subcontract and avoiding the 20% LUNAR administration fee.

In the Proposal, the section titled "Terms and Conditions," the provision is modified according to the following:
LUNAR's fee estimates are based upon its currently prevailing hourly rates. LUNAR will not increase those rates without 30 days advance notice to Novint.

In the Proposal, the section titled "Terms and Conditions," the paragraph concerning publicity is replaced in its entirety with the following:
Notwithstanding anything to the contrary contained herein, Novint hereby grants LUNAR the right to announce and publicize the work product produced for Novint by LUNAR after the release, announcement, or abandonment of any products by Novint based in any way on the work product of LUNAR, but only to the extent such work product is revealed by such release or announcement, and provided that such announcement and publicity not disclose confidential information of Novint. Novint hereby grants LUNAR the right to use components parts models pictures images data files and/ or drawings of such Novint products to the extent they are representative of the work product of LUNAR for LUNAR's publicity. Novint grants these same rights to LUNAR in the event of Novint's breach, default, bankruptcy, suspension of business or insolvency. Novint hereby grants LUNAR the right to enter any products representative of the work product of LUNAR in design or other contests, after first securing Novint's written authorization, which authorization shall not be unreasonably withheld, with appropriate attribution to Novint. Any rewards, prizes, or other winnings from such contests shall be shared equally between Novint and LUNAR.

In the Proposal, the section titled "Ownership of Work," the first two paragraphs are replaced with the following:
Subject Works shall mean information and copyrightable works developed by or on behalf of LUNAR using Novint materials, information, or funding. Subject Works that include any materials or information provided by Novint, or are part of, useful with, an alternative to, or useful in the production, use, or development of any deliverable hereunder shall belong to Novint, and LUNAR agrees to and hereby assigns such to Novint. LUNAR agrees to cooperate in the protection of Novint's rights therein. LUNAR shall ensure that its employees, agents, and subcontractors comply with this provision. All other Subject Works shall belong to LUNAR, and LUNAR agrees to and hereby grants to Novint a worldwide, nonexclusive, royalty-free, paid-up, irrevocable license to all rights under such Subject Works.

Subject Inventions shall mean all patentable inventions developed by or on behalf of LUNAR in the course of the project or using Novint materials, information, or funding. Subject Inventions that include any materials or information provided by Novint, or are part of, useful with, an alternative to, or useful in the production, use, or development of any deliverable hereunder shall belong to Novint, and LUNAR agrees to and hereby assigns such to Novint. LUNAR agrees to cooperate in the protection of Novint's rights therein. LUNAR shall ensure that its employees, agents, and subcontractors comply with this provision. All other Subject Inventions shall belong to LUNAR, and LUNAR agrees to and hereby grants to Novint a worldwide, nonexclusive, royalty-free, paid-up, irrevocable license to all rights under such Subject Inventions.

LUNAR shall promptly report copyrightable works and inventions to Novint. The foregoing shall not give Novint rights to LUNAR's internal documents and records, unless and only to the extent such internal documents and records are required to preserve, maintain, or enforce Novint's rights in such works and inventions.

Laws relating to patent and other intellectual property can make it important that various items of intellectual property have identical ownership. Accordingly, ownership of intellectual property under this Purchase Order shall not be divided between Novint and LUNAR. However, LUNAR desires to have an interest in the proceeds of intellectual property it develops under this Purchase Order solely to secure payment of amounts due to it from Novint. If Novint defaults in the payment of amounts due to LUNAR, then Novint shall grant to LUNAR the right to a proportion of the proceeds from information or inventions apportioned between LUNAR and Novint based on the proportion of the amounts relating to such information or inventions paid by Novint. By way of example only, if Novint pays 100% of the amounts due on activity 1, and 50% of the amounts due on activity 2, then Novint shall own 100% of the information and patents arising under task 1 and 50% of those arising under task 2.

In the Proposal, the section titled "Product Liability", the following provisions are added:
Novint will provide certain information and software to LUNAR, and requests that LUNAR complete design tasks based on technology associated with certain patents owned or licensed by Novint. The inclusion of other intellectual property in the deliverables from LUNAR is at LUNAR's discretion.

For all information and copyrightable works included in any deliverable to Novint ("**Delivered Works**"), except those provided by Novint to LUNAR, LUNAR will not knowingly, negligently, or carelessly include any information or copyrightable works that might limit Novint's unrestricted, royalty-free, paid-up, worldwide rights to Delivered Works. LUNAR represents and warrants that, to the best of LUNAR's knowledge, all deliverables from LUNAR to Novint will not infringe the trade secret or copyright rights of others.

LUNAR will not knowingly deliver to Novint any deliverable whose making, using, or selling would infringe the patent rights of any other party anywhere in the world, except for patents currently owned or licensed by Novint. LUNAR represents and warrants that, to the best of LUNAR's knowledge, no deliverable from LUNAR to Novint will infringe the patent rights of others.

LUNAR shall indemnify and hold Novint harmless from and against all claims arising out of the gross negligence or willful misconduct of LUNAR, its employees, agents, and subcontractors.

In the Proposal, the section titled "Supplementary Terms," the following provision is added:
In addition to payment in cash or by promissory note, Novint can pay LUNAR in stock, provided such stock is immediately saleable for 100% of the amount due and that Novint pay any taxes or transfer fees incurred solely because of LUNAR's receipt of such stock from Novint and immediate resale.

References in the Proposal to "EM Device Specification," or other references to the specifications, performance, requirements, or other aspects of the device to be designed by LUNAR shall refer to the "Consumer Haptic Device - Electromechanical Specifications" document attached hereto, as supplemented by the Consumer Haptic Device - Electromechanical Specifications - Addendum 1 attached hereto.

Novint and LUNAR have signed this Purchase Order and the Proposal subject to the modifications, deletions, and additions expressed herein.

[signature] /TA	9/16/04	[signature]	9-16-04
Tom Anderson CEO Novint Technologies, Inc.	date	LUNAR Design, Inc. ROBERT HOWARD VP. Engineering	date